Exhibit 5.1

Allied World Assurance Company Holdings, AG Lindenstrasse 8 CH-6340 Baar (the “Addressee”) Zurich, February 18, 2013	Martin Frey Attorney-at-law, LL.M. Certified Tax Expert martin.frey@bakermckenzie.com Direct line: +41 44 384 13 51

Legal Opinion regarding Registration Statement on Form S-8 in connection with the 2012 Omnibus Incentive Compensation Plan

Dear Sirs,

1.	Introduction

In our capacity as Swiss legal advisers to Allied World Assurance Company Holdings, AG, Lindenstrasse 8, CH-6340 Baar, Switzerland, a corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Company”), we have been asked to give an opinion as to certain legal matters under Swiss law in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (“SEC”) on the date hereof under the Securities Act of 1933 (the “Act”) with respect to up to 1,500,000 registered shares of CHF 12.64 par value each of the Company (the “Shares”) to be issued pursuant to the 2012 Omnibus Incentive Compensation Plan (the “Plan”) out of the Company’s conditional share capital or from the Company’s authorized share capital or to be used from the Shares held by the Company in treasury.

2.	Documents

For the purpose of this opinion, we have only reviewed the following documents, but we have not made any investigations, searches or inquiries with regard to the documents listed in this clause 2 nor have we undertaken any due diligence with regard to the business of the Company and the Company’s compliance with any and all laws and regulations applicable to its business:

2.1	Certified excerpt from the commercial register (Handelsregisterauszug) of the canton of Zug concerning the Company dated February 8, 2013 (the “Excerpt”);

2.2	Certified copy of the articles of association (Statuten) of the Company dated February 8, 2013 (the “Articles of Association”);

2.3	Secretary’s Certificate dated February 1, 2013 relating to the minutes of the meeting of the board of directors of the Company held on February 22, 2012 (the “Minutes”), confirming that the board of directors has adopted and approved the Plan.

3.	Assumptions

For the purpose of this opinion, we have assumed (without making any investigation thereon) that:

3.1	All documents submitted to us as originals are authentic;

3.2	All documents submitted to us as copies of originals or facsimile or pdf copies are complete and conform to the original documents;

3.3	All signatures and seals on any documents submitted to us are genuine and all signatures on any document submitted to us have actually been made by the person or persons who has or have purportedly made that signatures;

3.4	All documents submitted to us as drafts have been, or will be, executed in the form and with contents as submitted to us and by a person or by persons authorized to execute the relevant document, and all documents executed on behalf of any entity other than the Company have been executed by persons authorized to execute the same according to the relevant corporate documents;

3.5	In relation to the Company, there have been no changes of the Articles of Association or their respective registration in the commercial register or the Minutes compared to the articles of association and the registrations as set forth in the excerpt of the commercial register and the Minutes in the form examined by us;

3.6	The Registration Statement will be filed by the Company;

3.7

All authorizations, approvals, consents, licenses, exemptions and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained and are and will remain in full force and effect, and any related conditions have been satisfied;

3.8	The purchase entitlements under the 2012 Omnibus Incentive Compensation Plan constitute options to acquire Shares.

3.9	If and to the extent the Shares are to be issued out of the Conditional Share Capital for the purposes of the Plan such Shares can and will be (i) issued and (ii) fully paid—up in cash in compliance with laws of Switzerland.

3.10	If and to the extent Shares are to be issued out of the Authorized Share Capital for the purposes of the Plan such Shares can and will be (i) issued and (ii) fully paid-up in cash in compliance with the laws of Switzerland.

3.11	If and to the extent Treasury Shares (as defined below) will be used for the purposes of the Plan, such Treasury Shares will have been (i) issued and (ii) fully paid up in cash in compliance with the laws of Switzerland.

3.12	There are no provisions of the laws of any jurisdiction outside Switzerland which would have any implication for the opinion we express and that, insofar as the laws of any jurisdiction outside Switzerland may be relevant, such laws have been or will be complied with.

4.	Opinion

We have made such examination of the laws of Switzerland as currently applied by the courts in Switzerland as in our judgment is necessary for the purpose of this opinion. We do not purport to be qualified to pass upon, and do not express any opinion in this letter as to, the laws of any jurisdiction other than Switzerland. No opinion is given as to matters of fact. This legal opinion is governed by and shall be construed in accordance with Swiss law.

Based on the documents reviewed and the above assumptions and subject to the qualifications and limitations set forth below and having relied on the factual matters set forth in the documents reviewed and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

4.1	The Company is duly incorporated and validly existing under the laws of Switzerland as a corporation (Aktiengesellschaft).

4.2	The Company has the corporate power to enter into and perform its obligations under the Registration Statement and to incur the obligations pursuant thereto;

4.3	Pursuant to the Excerpt, its current share capital amounts to CHF 473,676,441.28 divided into 37,474,402 registered shares with a par value of CHF 12.64 each and its current participation capital amounts to CHF 369,593.60 divided into 29,240 participation certificates of CHF 12.64 par value each.

4.4	The Conditional Share Capital for Employee Benefit Plans provides the Company with the authority to issue up to 4,200,000 registered shares with a par value of CHF 12.64 each without further shareholder approval. If and to the extent the Shares are to be created out of the Conditional Share Capital for Employee Benefit Plans, such Shares will, when issued, be validly issued and paid-up to their nominal value in accordance with the laws of Switzerland. The shareholders of the Company will have no personal liability to pay the Shares up to their nominal value in their capacity as shareholders of the Company.

4.5	Article 6 of the Articles of Association provides the board of directors of the Company with the authority to issue without further shareholder approval until May 3, 2014 up to 7,500,728 registered shares with a par value of CHF 12.64 each in the maximal amount of CHF 94,809,201.92 inter alia for the purposes of employee participation and to exclude shareholder pre-emptive rights accordingly (“Authorized Share Capital”). If and to the extent the Shares are to be issued from Authorized Share Capital, such Shares will, when issued, be validly issued and paid-up to their nominal value in accordance with the laws of Switzerland. The shareholders of the Company will have no personal liability to pay the Shares up to their nominal value in their capacity as shareholders of the Company.

4.6	Shares already issued and held by the Company as its own Shares (“Treasury Shares”) can be used for the purposes of the Plan if the board of directors of the Company resolves to use such Treasury Shares for the purposes of the Plan and the general shareholders’ meeting (Generalversammlung) of the Company does not adopt a resolution to the contrary. If and to the extent such Treasury Shares will be used they are validly issued and paid-up up to their nominal value in accordance with the laws of Switzerland. The shareholders of the Company will have no personal liability to pay the Shares up to their nominal value in their capacity as shareholders of the Company.

5.	Qualifications and Limitations

The opinion expressed herein is subject to the following qualifications:

5.1	This opinion is subject to applicable bankruptcy, insolvency, reorganisation, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

5.2	This opinion is based solely on the facts present and resulting from the documents at the time of its signing, as well as the Swiss law being in force and the precedents being published at that time, as far as we believe it is relevant for this legal opinion.

5.3	In this opinion, Swiss legal concepts are expressed in English terms and not in their original German, French or Italian terms used in Swiss legislation, doctrine or case law. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express conditions that any interpretation has to occur based on Swiss law and Swiss legal concepts and that any disputes arising out of or in connection with this legal opinion are exclusively brought before the courts of Zurich 1, Switzerland.

5.4	This opinion is given only on behalf of Baker & McKenzie Zurich and not on behalf of Baker & McKenzie International, a Swiss Verein, nor on behalf of any other office or associate firm of Baker & McKenzie International, a Swiss Verein. In this opinion, the expressions “we”, “us” and “our” and like expressions should be construed accordingly.

5.5	This opinion is strictly as of the date hereof, limited to legal matters and to those matters covered herein, and, thus, no opinion is to be implied in respect of any other matter, and we disclaim any undertaking to update this opinion or otherwise advise you as to any changes of law or facts that may hereinafter be brought to our attention, even if these changes may have an impact on this opinion.

5.6	This opinion is rendered solely for the purpose of the transactions herein referred to. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours sincerely,

/s/ Martin Frey	/s/ Markus Affentranger

Martin Frey	Dr. Markus Affentranger

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